5



















                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                    Financial Statements

              December 31, 1996, 1995 and 1994

         (With Independent Auditors' Report Thereon)
Independent Auditors' Report



The Partners
GCGA Limited Partnership (Debtor-in-Possession):


We have audited the accompanying balance sheets of GCGA Limited Partnership (debtor-in-possession) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GCGA Limited Partnership (debtor-in-possession) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in note 1, the Partnership filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the Bankruptcy Court) on October 15, 1996. As discussed in note 4 to the financial statements, the Partnership's first and second mortgage loans are in default. As discussed in note 5 to the financial statements, substantially all of the leases on office and retail space will expire in 1997. These matters raise substantial doubt about the Partnership's ability to continue as a going concern. The Partnership is currently operating its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, and continuation of the Partnership as a going concern is contingent upon its ability to formulate a plan of reorganization that will be confirmed by the Bankruptcy Court, including restructuring its existing long-term debt arrangements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG Peat Marwick, LLP
/s/KPMG Peat Marwick, LLP



April 18, 1997 except for note 7
  which is dated October 27, 1997
Washington, D.C.

                    GCGA LIMITED PARTNERSHIP
                     (Debtor-in-Possession)

                         Balance Sheets

                   December 31, 1996 and 1995
                                                 1996       1995
                             Assets

Real estate, at cost (notes 4 and 5):
 Land                                                  $
4,892,336                                    $  4,892,336
 Building and improvements                     70,946,012
70,934,457
 Furniture and equipment                            5,965
5,965
                                               75,844,313
75,832,758

Accumulated depreciation                       14,148,959
12,369,304
                                               61,695,354
63,463,454

Cash
807,497                                           435,732
Escrow deposits (note 1)                          583,576
75,673
Accounts receivable - tenants (note 2)          4,938,776
5,432,364
Deferred costs, net of accumulated amortization of
 $2,600,215 in 1996 and $2,153,009 in 1995        395,020
838,803
Due from general partner                           97,379
119,976
Other assets                                       14,184
17,625
                                             $ 68,531,786   $
70,383,627

                Liabilities and Partners' Deficit

Liabilities:
 First mortgage loan (note 4)                $ 37,750,000   $
37,750,000
 Second mortgage loan (note 4)                 59,200,000
59,200,000
 Note payable - Kinney System of Sudbury St., Inc. (note 5)
2,594,826                                       2,631,260
 Related party loan (note 6)                        -
219,094
 Deferred rental revenue                          102,981
257,454
 Accounts payable and accrued expenses          6,603,158
813,443

Total liabilities                             106,250,965
100,871,251

Partners' deficit (note 3)                    (37,719,179)
(30,487,624)

Contingencies (notes 4 and 5)

                                             $ 68,531,786   $
70,383,627


         See accompanying notes to financial statements.

                    GCGA LIMITED PARTNERSHIP
                     (Debtor-in-Possession)

                    Statements of Operations

          Years ended December 31, 1996, 1995 and 1994

                                       1996       1995      1994
Revenue:
 Rental (including escalation income of
  $1,844,629 in 1996, $1,846,475 in 1995,
  and $2,065,462 in 1994           $13,064,483
$12,986,313                        $12,425,230
 Supplemental rent (note 5)            316,200
316,200                                316,200
 Interest and other                     63,455
102,906                                 27,595

Total revenue                       13,444,138
13,405,419                          12,769,025

Expenses:
 Interest (notes 4 and 5)           13,174,287
8,559,012                            8,430,761
 Depreciation                        1,779,655
1,779,558                            1,779,558
 Amortization                          447,206
453,135                                476,211
 Real estate taxes                   2,846,875
2,821,441                            2,782,248
 Utilities                             734,805
737,485                                656,224
 General and administrative            941,627
1,081,944                            1,309,469
 Management fee (note 6)               351,238
353,425                                282,607

Total expenses                      20,275,693
15,786,000                          15,717,078

Net loss                           $(6,831,555)
$(2,380,581)                       $(2,948,053)



















         See accompanying notes to financial statements.

                    GCGA LIMITED PARTNERSHIP
                     (Debtor-in-Possession)

           Statements of Changes in Partners' Deficit

          Years ended December 31, 1996, 1995 and 1994

                                General    Limited
                                Partners   Partners        Total
Partners' deficit at December 31, 1994     $(2,270,416)
$(25,836,627)                   $(28,107,043)

Net loss                            (23,806)
(2,356,775)                       (2,380,581)


Partners' deficit at December 31, 1995      (2,294,222)
(28,193,402)                     (30,487,624)

Partner distributions                (4,000)
(396,000)                           (400,000)

Net loss                            (68,316)
(6,763,239)                       (6,831,555)


Partners' deficit at December 31, 1996     $(2,366,538)
$(35,352,641)                   $(37,719,179)

























         See accompanying notes to financial statements.

                    GCGA LIMITED PARTNERSHIP
                     (Debtor-in-Possession)

                    Statements of Cash Flows

          Years ended December 31, 1996, 1995 and 1994

                                             1996
1995                                     1994
Cash flows from operating activities:
 Net loss                             $(6,831,555)
$(2,380,581)                          $(2,948,053)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
   Depreciation and amortization        2,226,861
2,232,693                               2,255,769
   Decrease (increase) in:
     Escrow deposits                     (507,903)
21,375                                    196,630
     Accounts receivable-tenants          493,588
377,720                                  (357,888)
     Deferred costs                        (3,423)
(22,342)                                 (434,528)
     Due from general partner              22,597
(20,793)                                   (8,293)
     Other assets                           3,441
(4,415)                                    (1,148)
   Increase (decrease) in:
     Accounts payable and accrued expenses       5,789,715
(187,478)                                 (89,150)
     Deferred rental revenue             (154,473)
(154,473)                                (652,010)

      Net cash provided by (used in) operating
       activities                       1,038,848
(138,294)                              (2,038,671)

Cash flows from investing activities - investment in
 real estate                              (11,555)             -
(151,103)

Cash flows from financing activities:
 Proceeds of second mortgage loan            -     393,258
1,319,809
 Proceeds of related party loan              -     139,094
80,000
 Repayment of related party loan         (219,094)             -
-
 Partner distributions                   (400,000)             -
-
 Repayment of notes payable to Kinney Systems      (36,434)
(50,310)                                  (45,542)

      Net cash provided by (used in) financing
       activities                        (655,528)
482,042                                 1,354,267

Increase (decrease) in cash               371,765
343,748                                  (835,507)

Cash at beginning of year                 435,732
91,984     927,491

Cash at end of year                   $   807,497       $
435,732                               $    91,984

Supplemental disclosure of cash paid during the year
 for interest                         $ 7,398,731       $
8,548,352                             $ 8,416,486





         See accompanying notes to financial statements.

                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

              December 31, 1996, 1995, and 1994

1. Organization

GCGA Limited Partnership (the Partnership) is a limited partnership organized under the laws of the Commonwealth of
Massachusetts. Since September 20, 1993, the partners of the Partnership are Government Center Garage Associates Limited Partnership (GCA), which owns a 1 percent general partnership interest and a 98 percent limited partnership interest, and Richard Rubin, who owns a 1 percent limited partnership interest.

The Partnership is the sole beneficiary of Government Center Garage Realty Trust (the Trust) which owns One Congress Street (the Property), an 11-story structure containing approximately 260,000 square feet of office and retail space in addition to a 2,200-space parking garage, located in Boston, Massachusetts.

On October 15, 1996, the Partnership and the Trust filed a voluntary petition for relief under Chapter 11 ("Chapter 11") of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Maryland (the Bankruptcy Court). The Partnership is presently operating its business as debtor-in-possession under the jurisdiction of the Bankruptcy Court and intends to propose a plan of
reorganization      pursuant     to     Chapter      11.       As
debtor-in-possession, the Partnership may not engage in transactions outside of the ordinary course of business without approval of the Bankruptcy Court, after notice and hearing. Since the Chapter 11 filing on October 15, 1996, the Partnership continued discussions with the holder of its second mortgage loan relating to restructuring alternatives.

As described in note 4, the general partner in GCA filed a voluntary petition under Chapter 11 of the Bankruptcy Code. This constitutes a technical event of default under the first and second mortgage loans. The lenders' remedies include accelerating the maturity date and demanding immediate payment of the loans.
                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

1. Organization (continued)

At December 31, 1996, 62 percent of the office building and retail rental space and 100 percent of the garage space is under lease. The current occupancy level has caused a significant decrease in the Partnership's cash flow from operations. As a result of the decrease in cash flow, the Partnership was delinquent in making the October 1, 1996 payment on its second mortgage loan. Due to this delinquency, the second mortgagor filed for receivership of the assets of the Partnership on October 15, 1996. These events led to the Partnership's decision to file for protection under Chapter 11 to enable the Partnership to restructure its financial arrangements under the jurisdiction of the Bankruptcy Court.

The   liabilities  subject  to  compromise  at  October 15,  1996 are comprised primarily of the second mortgage loan and related accrued interest. These liabilities and other operating liabilities are subject to adjustment in the reorganization process. Under Chapter 11, actions to enforce certain claims against the Partnership are stayed if the claims arose, or are based on events that occurred, on or before the petition date of October 15, 1996. The ultimate terms of settlement of these liabilities and claims will be determined in accordance with a plan of reorganization which requires the approval of impaired prepetition creditors and confirmation by the Bankruptcy Court. Other liabilities may arise or be subject to resolution of claims for contingencies and other disputed amounts. The ultimate resolution of such liabilities will be part of reorganization.

In conjunction with the Partnership's bankruptcy filing, certain utility companies required cash deposits for continued service to the building. Escrow deposits as of
December 31,  1996  include  $70,310  in  funds  held  by   these
utility companies.

The accompanying financial statements have been presented on the basis that the Partnership is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As a result of the Chapter 11 filing and circumstances relating
to      this     event,     realization     of     assets     and

                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

1. Organization (continued)

satisfaction of liabilities is subject to uncertainty. A plan of reorganization could materially change the amounts reported in the accompanying financial statements, which may be necessary as a consequence of a plan of reorganization.
The ability of the Partnership to continue as a going concern is dependent on, among other things, confirmation of an acceptable plan of reorganization.

See the subsequent event in note 7.

2. Summary of Significant Accounting Policies

Basis of Accounting

The Partnership uses the accrual basis of accounting for financial reporting purposes in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Real Estate

Real estate and related improvements are recorded at cost less accumulated depreciation and amortization. Cost includes land and improvements, direct construction costs, indirect project costs, and carrying costs, including real estate taxes, interest and loan costs incurred during the construction period.

Depreciation  is  recorded on the straight-line  basis  over  the
estimated  useful  lives of the assets:   building  and  building
improvements, 40 years; furniture and equipment, 15 years.

                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

Rental Revenue

Rental revenue is recognized on a straight-line basis over the life of the respective leases. The cumulative excess of rental revenue recognized on a straight-line basis over contract rents is included in accounts receivable. As of
December 31, 1996 and 1995, such amounts included in accounts receivable were $4,434,976 and $4,722,299, respectively. The cumulative excess of contract rents over rental revenue recognized on a straight-line basis is recorded as deferred rental revenue.

Deferred Costs

Loan   costs   related  to  the  mortgage   payable   have   been
capitalized and are being amortized over the term of the mortgage.

Lease commission expenses incurred have been capitalized and are amortized on a straight-line basis over the lives of the respective leases.

Leasehold   improvements   have   been   capitalized   and    are
amortized on a straight-line basis over the lives of their respective leases.

Income Taxes

No provision for income taxes has been made in the financial statements because the partners report any income or loss for tax purposes on their tax returns.

3. Partnership Agreement

The Partnership Agreement and subsequent amendments (the Agreement) provide that net cash flow, as defined in the Agreement, generally will be paid to the partners prorata, in accordance with each of their partnership interests.


                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

3. Partnership Agreement (continued)

Net capital proceeds, as defined in the agreement, generally will be distributed to the partners prorata in accordance with each of their partnership interests. However, net capital proceeds arising from a transaction involving the disposition of all or substantially all the beneficial interest in the Trust or property or involving the liquidation of the Partnership shall be distributed in accordance with the partners capital accounts, as adjusted, pursuant to the Agreement.

4. Mortgage Loans Payable

In October 1989, the Trust obtained a 9.39 percent fixed rate first mortgage loan for $37,750,000 from a major insurance company. The loan requires monthly payments of interest only and matures November 1, 2001. Interest expense incurred on this loan was $3,544,725 in 1996, 1995 and 1994.

In April 1989, the Trust also obtained a $57.7 million second mortgage construction and permanent loan commitment from Dean Witter Realty Yield Plus, L. P. and Dean Witter Realty Yield Plus II, L.P. (the Lenders). Subsequently, the commitment was increased to $59.2 million to fund certain costs incurred to accelerate the completion of the construction.

In    August 1990,   the   second   mortgage   construction   and
permanent loan commitment was converted to a permanent second mortgage loan. Base interest is payable monthly at 8 percent. The second mortgage loan matures November 1, 2001. The Partnership is delinquent on its October 1, 1996 and subsequent months interest payments. As a result, the Partnership incurred a one-time default interest charge of 7 percent. In addition, interest is accruing at the default rate of 13 percent beginning September 1, 1996. At December 31, 1996 accrued interest on the second mortgage loan amounted to $6,092,000. Interest expense incurred on this loan for 1996, 1995 and 1994 was $9,357,983, $4,734,619 and $4,614,996, respectively.

                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

4. Mortgage Loans Payable (continued)

The second mortgage loan was modified on September 20, 1993. Under the loan modification, the Lenders and the Trust agreed to increase the amount of "Additional Interest" payable to the Lenders under the second mortgage loan by
(i) providing for the payment of the first $250,000 of adjusted gross receipts in any calendar year as additional interest, and (ii) increasing the additional interest from adjusted gross receipts and net capital proceeds of the Property, after payment of the first $250,000, from 37 percent to 58 percent. No additional interest was due to the Lenders at December 31, 1996, 1995 and 1994.

In   conjunction  with  the  loan  modification  and  changes  in
partnership   interests  on  September 20,  1993,   an   existing
operating  deficit  guaranty  of  the  former  general   partners
was released by the Lenders.

In August 1991, the general partner of GCA filed a voluntary petition under Chapter 11 of the Bankruptcy Code. In September 1993, this general partner's interest was converted to a limited partnership interest. In June 1996, this limited partnership interest was placed in a trust for the benefit of the partner's creditors. The above matter constitutes a technical event of default under the first and second mortgage loans. Therefore, the loans may be called at any time. See notes 1 and 7.

As a result of the partnership' s reorganization proceedings, the repayment terms of the mortgage loans payable will be determined pursuant to a plan of reorganization confirmed by the Bankruptcy Court. See note 7.

5. Leases

The Partnership's rental real estate consists of an 11-story structure containing a 2,200 space parking garage and approximately 260,000 square feet of office and retail space available for lease. As of December 31, 1996, approximately 62 percent of the office and retail rental space and 100 percent of the garage space is under lease. The
following                                                   table

                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

5. Leases (continued)

summarizes    future    minimum   rents    under    noncancelable
operating leases as of December 31, 1996:

          Year ended December 31   Future minimum rentals
                1997                  $ 7,991,683
                1998                    4,130,449
                1999                    4,335,515
                2000                    4,402,455
                2001                    4,457,757
                Thereafter              8,948,779
                                      $34,266,638

The  building  has  one  tenant that comprises  approximately  61 percent of the total leaseable office and retail space and 60 percent of total building cash rents paid during 1996.
This tenant's lease is scheduled to expire in 1997.

The   parking  garage  is  master-leased  to  Kenney  System   of
Sudbury   St.,  Inc.,  a  wholly  owned  subsidiary   of   Kinney
System,   Inc.,  under  a  lease  agreement  which   expires   in
December 2003. The lease is a triple-net lease with two five-year options at fair market value.

At the inception of the lease, the lessee granted a $3,000,000 loan to the Partnership, which is payable in monthly payments of $26,350, which include interest at 10 percent per annum. As of December 1, 1996 and 1995, the balance outstanding was $2,594,826 and $2,631,260, respectively. The lease provides for supplemental rental payments to the Partnership of $26,350 per month to cover loan principal and interest payments. These amounts are recorded as supplemental rent. The lease also provides that the unpaid principal of the loan may be forgiven if certain conditions,  as  more  fully described  in  the  note  agreement, are met. Interest expense incurred on this loan for 1996, 1995, and 1994 was $271,579, $266,785, and $271,040,
respectively.

                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

6. Related-Party Transactions

The  Property  is  managed by an affiliate  of  the  Partnership.
During  1996,  1995  and  1994, the  affiliate  earned  $351,238,
$353,425, and $282,607, respectively, in management fees.

In November 1994, the Partnership obtained an $80,000 short-term loan from an affiliate. This non-interest bearing loan was repaid in January 1995. In March 1995, the Partnership obtained a $205,000 loan from another affiliate. This loan accrued interest at a fixed rate of 9 percent. Principal and accrued interest on this loan were repaid in July 1996.

7. Subsequent Event

On October 27, 1997, Bankruptcy Court authorized the dismissal of the Partnership's and the Trust's (the Debtors) bankruptcy cases upon implementation of a Settlement Agreement among the Debtors, the Lenders and the limited partners of GCA. Under the terms of the Settlement Agreement the above parties agreed to restructure the Partnership as follows:

     GCA  shall  withdraw  as  the sole general  partner  of  the
     Partnership  and  Richard  Rubin  shall  withdraw   as   the
     sole general partner of GCA.

     The Lenders shall become the new general partner of the Partnership and GCA.

     The    Lenders    shall   receive   19 percent   partnership
     interest   in   the   Partnership   and   a   one    percent
     partnership  interest  in  GCA  (which  shall  receive   the
     remaining 81 percent interest in the Partnership).

                  GCGA LIMITED PARTNERSHIP
                   (Debtor-in-Possession)

                Notes to Financial Statements

7. Subsequent Event

Also  under  the  terms  of the Settlement Agreement,  the  above
parties   agreed   to  modify  the  second   mortgage   loan   as
follows:

     The  Lenders  shall  provide the Trust  with  an  additional
     $3,000,000 for costs in connection with leasing space in the Property. Any advances would be added to the second mortgage balance, bear interest at the fixed rate of 12 percent per annum and be repaid out of the first funds available from the Property's cash flows as defined in the Settlement Agreement.

     The interest rate on the existing second mortgage balance will be changed to a fixed rate of 10 percent per annum, but cash payments would be limited to the available cash flow as defined in the Settlement Agreement. Accrued but unpaid interest will be added to principal on a monthly basis.

     The  Lender's  interest in the cash  flow  of  the  Property will  be  increased  to  80 percent  and  the  Partnership's
     interest  in  the  cash  flow  of  the  Property   will   be
     reduced to 20 percent.

The  Settlement  Agreement  also provides  for  the  payment,  in
full,   of   certain   pre-petition  and   post-petition   claims
against various debtors.